August 28, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation and use in this Registration Statement of Epic Stores Corp. on Form S-1 of our audit report dated June 24, 2015 relating to the accompanying balance sheet as of December 31, 2014 and the related statements of operations, stockholders' equity, and cash flows for the years ending December 31, 2014 and 2013, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV

August 28, 2015